Exhibit 99.1

News Release
www.nortel.com

FOR IMMEDIATE RELEASE	November 06, 2007

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(647) 292-7180	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com
Nortel Reports Financial Results for the Third Quarter 2007
Delivers Highest Operating Margin(a) since 2004
TORONTO — Nortel* Networks Corporation [NYSE/TSX: NT] today announced results for the third quarter of 2007 prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars. Results were again driven by solid operating and gross margin expansion, evidence of the continued traction of the Company’s business transformation program.
“Nortel achieved solid results this quarter in a challenging business environment. We delivered operating margin of 5 percent, the highest since 2004, driven by the highest gross margin in nine quarters,” said Mike Zafirovski, Nortel President and CEO. “I am also encouraged by the top-line activity. Adjusted for the UMTS sale, orders in the third quarter were up 9 percent and up 5 percent year to date, which demonstrates Nortel’s increasing relevance in the marketplace. With an ongoing focus on customers and execution, we expect to continue to deliver operational and financial improvements in the fourth quarter and beyond.”
Highlights
•	Orders of $2.38B were up 2 percent year over year and were down 2 percent year to date; excluding the impact of the UMTS Access divestiture, orders increased by 9 percent year over year and by 5 percent year to date.
•	Revenue of $2.70 billion, down 8 percent year over year and 4 percent on a year-to-date basis; excluding the impact of the UMTS Access divestiture, revenue decreased by 2 percent in the quarter and grew by 2 percent year to date(b). Compared to the second quarter of 2007, revenue grew by 6 percent.
•	Gross margin of 43.0 percent, up 460 basis points year over year.
•	Operating margin(a) of 5.0 percent, 277 basis points better year over year.
•	Net Earnings of $27 million, or $0.05 per common share on a diluted basis.
•	Cash balance of $3.13 billion, with Cash Flow used in operations of $139 million.
•	Nortel and Microsoft’s ICA alliance gained further traction by unveiling new product plans. In the year since the alliance was formed, the two have signed more than 300 joint customers and 900,000 licenses for their unified communications solution.
•	Nortel further accelerated its enterprise go-to-market strategy through an agreement with Dell, who will become a key sales channel for Nortel’s entire Enterprise portfolio, and some Services offerings.
•	Nortel will enable Baylor Health to securely send medical orders directly to radiology technicians wirelessly, enabling better patient care.

•	Nortel and Polycom are adding high definition (HD) video conferencing and telepresence to unified communications for enterprises.
•	Pine Cellular and Choctaw Electric Cooperative will use Nortel 4G WiMAX to deliver broadband access to rural communities in southeastern Oklahoma .
•	AT&T will be among the first to deploy selected elements of a new All-IP product line from Nortel for their GSM and UMTS network which is designed to help service providers easily evolve to an all-IP network.
•	Australia’s Silk Telecom will deploy a Metro Ethernet using Nortel’s innovative PBT (Provider Backbone Transport).
•	Mumbai’s International Airport Private Limited will build one of the most extensive IP networks ever deployed by an international airport in India.
•	Nortel reached a settlement on all issues with the United States Securities and Exchange Commission (SEC).
•	Nortel announced the appointment of Pavi S. Binning as Executive Vice President and Chief Financial Officer, Joel Hackney as President, Enterprise Solutions, and Joe Flanagan as Senior Vice President, Global Operations.
Revenue
Revenue was $2.70 billion for the third quarter of 2007 compared to $2.93 billion for the third quarter of 2006 and $2.56 billion for the second quarter of 2007. In the third quarter, as a result of a transition of a CDMA manufacturing centre, Nortel encountered some difficulty in fulfilling certain customer orders resulting in the deferral of approximately $45 million in revenue.
Revenue

			YoY excl
			UMTS
	Q3 2007	YoY	Access (b)		QoQ

Carrier Networks	$1,080M	(19%)	(11	%) (b)	2%
Enterprise Solutions	$671M	18%	18%		14%
Global Services	$540M	(0%)	6	% (b)	9%
Metro Ethernet Networks	$360M	(13%)	(13%)		(1%)
Other	$54M	(11%)	(11%)		(5%)

Total	$2,705M	(8%)	(2	%) (b)	6%

Carrier Networks (CN) revenue in the third quarter of 2007 was $1,080 million, a decrease of 19 percent compared with the year-ago quarter and an increase of 2 percent sequentially. In the third quarter, CN revenue was impacted by the UMTS Access divestiture, the transition of a CDMA manufacturing centre, as mentioned above, and decreases in legacy products, partially offset by a significant contribution from the LG Nortel joint venture.
Enterprise Solutions (ES) revenue in the third quarter of 2007 was $671 million, an increase of 18 percent compared with the year-ago quarter and an increase of 14 percent sequentially. ES recorded the fifth consecutive quarter of year over year growth, driven by contract completions in the quarter across all portfolios and strong double digit growth in the data and applications businesses.
Global Services (GS) revenue in the third quarter of 2007 was $540 million, essentially flat compared with the year-ago quarter and an increase of 9 percent sequentially. A decrease in network implementation services, primarily due to the UMTS Access divestiture and lower GSM services revenue, was offset by growth in support services. Excluding the impact of the UMTS Access divestiture, GS revenue increased by 6 percent in the third quarter of 2007 compared with the year-ago quarter.(b)

Metro Ethernet Networks (MEN) revenue in the third quarter of 2007 was $360 million, a decrease of 13 percent compared with the year-ago quarter and a decrease of 1 percent sequentially. The year over year decrease in revenue was primarily due to decreases in long-haul optical revenue resulting from revenue recognized in the third quarter of 2006 and not repeated to the same extent in the third quarter of 2007 as well as decreases in legacy data, partially offset by increases in metro optical and carrier ethernet revenue
Deferred Revenue
Deferred revenue balances decreased by $88 million during the third quarter of 2007 compared to a decrease of $166 million in the third quarter of 2006. Year to date deferred revenue has decreased by $85 million compared to a decrease of $35 million in the first three quarters of 2006.
Gross margin
Gross margin was 43.0 percent of revenue in the third quarter of 2007. This compared to gross margin of 38.4 percent for the third quarter of 2006 and 41.1 percent for the second quarter of 2007. Compared to the third quarter of 2006, gross margins benefited primarily from strong double digit productivity improvements.
Operating Expenses
Operating Expenses

	Q3 2007	YoY	QoQ

SG&A	$613M	5%	3%
R&D	$416M	(12%)	(2%)

Total	$1,029M	(3%)	1%

Operating Expenses were $1,029 million in the third quarter of 2007, compared to $1,059 million for the third quarter of 2006 and $1,018 million for the second quarter of 2007.
Selling, general and administrative (SG&A) expenses were $613 million in the third quarter of 2007, compared to $585 million for the third quarter of 2006, and $595 million for the second quarter of 2007. Compared to the third quarter of 2006, SG&A was favourably impacted by lower costs related to internal control remediation and finance transformation activities and the UMTS Access divestiture, offset by increased sales commissions and by foreign exchange impacts.
Research and development (R&D) expenses were $416 million in the third quarter of 2007, compared to $474 million for the third quarter of 2006 and $423 million for the second quarter of 2007. Compared to the third quarter of 2006, R&D was primarily impacted by the UMTS Access divestiture and lower employee-related expenses, partially offset by unfavourable foreign exchange impacts.
Operating Margin (a)
Operating margin was 5.0 percent in the third quarter of 2007, compared to 2.2 percent for the third quarter of 2006 and 1.3 percent for the second quarter of 2007. Third quarter of 2007 Operating Margin was the highest since 2004, reflecting the building momentum of Nortel’s Business Transformation initiatives while generally maintaining top line revenue and gaining momentum in focus areas.
Other
Special charges in the third quarter of 2007 of $56 million included restructuring charges of $20 million related to our prior restructuring plans and $36 million related to the 2007 restructuring program announced in February 7, 2007.
Other income (expense) — net was $163 million of income for the third quarter of 2007, compared to income of $58 million in the third quarter of 2006 and income of $122 million in the second quarter of 2007. Other income included interest and dividend income of $62 million, foreign exchange gains of $67 million, a gain of $14 million due to a market value adjustment related to an undesignated interest rate swap (which compared to a charge of $14 million in the second quarter of 2007), and royalty income of $5 million.
Minority interest was an expense of $43 million in the third quarter of 2007, compared to an expense of $11 million for the third quarter of 2006 and an expense of $11 million for the second quarter of 2007. Minority interest expense included an expense of $10 million related to the ongoing payment of preferred shares dividends, but was primarily driven by the profitability of the LG Nortel joint venture.
Interest expense was $107 million in the third quarter of 2007, compared to $105 million for the third quarter of 2006 and $98 million for the second quarter of 2007.
Income tax expense was $50 million in the third quarter of 2007, compared to $15 million for the third quarter of 2006 and $11 million for the second quarter of 2007. The tax expense was primarily related to the reduction of our deferred tax assets, due to rate changes in certain European jurisdictions, partially offset by the recognition of R&D related incentives.
Earnings
The Company reported net earnings in the third quarter of 2007 of $27 million, or $0.05 per common share on a diluted basis, compared to net loss of $63 million, or $0.14 per common share on a diluted basis, in the third quarter of 2006 and a net loss of $37 million, or $0.07 per common share on a diluted basis, in the second quarter of 2007.
Significant Impact Items

	Q3 2007	Q3 2006	Q2 2007

Net Earnings	$27M	($63M)	($37M)
Restructuring Charges	$56M	$22M	$36M
SEC Accrual			$35M
Loss (Gain) on Sale	$3M	($15M)	($10M)
Currency Exchange Loss (Gain)	($67M)	($1M)	($69M)
Income Tax — Adjustment to Deferred Tax Asset	$33M
Other Income — Loss (Gain) from Swap	($14M)		$14M

The net earnings in the third quarter of 2007 of $27 million included special charges of $56 million for restructuring, a tax expense, primarily related to the reduction of our deferred tax assets of $33 million, a loss of $3 million on the sale of assets, a gain of $67 million due to favourable effects of changes in foreign exchange rates and a gain due to a market value adjustment of $14 million on an interest rate swap. The net loss in the third quarter of 2006 of $63 million included special charges of $22 million for restructuring and a gain of $15 million on the sale of assets. The net loss in the second quarter of 2007 of $37 million included special charges of $36 million for restructuring, a $35 million provision related to the then outstanding discussions with the SEC, a loss due to a market value adjustment of $14 million on an interest rate swap, a gain of $69 million due to favourable effects of changes in foreign exchange rates and a gain of $10 million on the sale of assets.
Cash
Cash balance at the end of the third quarter of 2007 was $3.13 billion, down from $4.47 billion at the end of the second quarter of 2007. The decrease in cash was primarily driven by redemption at par $1.13 billion principal amount of Nortel’s $1.80 billion convertible notes, cash used in operating activities of $139 million, and cash used in investing activities of $109 million, partially offset by a positive impact from foreign exchange of $46 million.

Other Items
As previously announced, in October 2007 Nortel and the SEC reached a settlement in connection with the SEC’s investigation of the Company’s prior restatements and accounting practices. The settlement fully resolved all issues between Nortel and the SEC. The settlement includes, among other things, a fine of $35 million that corresponds to an accrual recorded in the second quarter of 2007. The settlement recognized the extensive and proactive efforts made by Nortel’s senior management and Board of Directors to identify and address the accounting and internal control issues and conduct that led to the investigation.
On October 1, 2007 Nortel announced the appointment of Pavi S. Binning, a senior executive with more than 25 years of financial experience, as Executive Vice President and Chief Financial Officer. Binning will assume his new role effective November 12, 2007.
Outlook (c)
In the fourth quarter 2007, Nortel expects:
•	Revenue to be approximately flat compared to fourth quarter 2006, with an expected range of plus or minus $100 million, dependent on customer spending decisions.
•	Note that fourth quarter 2006 UMTS Access revenue associated with the assets sold was approximately $157 million.
•	Gross margin as a percentage of revenue to improve slightly compared to the third quarter of 2007.
•	Operating margin (d) as a percentage of revenue to be approximately 10%, with an expected range of plus or minus 125 basis points, dependent on revenue.
For the full year 2007, Nortel expects:
•	Revenue to be down slightly compared to 2006.
•	Gross margin in the low 40s as a percentage of revenue.
•	Operating margin(d) as a percentage of revenue to be in the range of 4% to 5%.

(a) Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Operating Margin percentage is a non-GAAP measure defined as Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.
(b) Third quarter of 2006 included revenue of $123 million in CN and $33 million in Global Services that related to the UMTS Access business that was sold on December 31, 2006. CN and GS revenue for the third quarter of 2006 excluding UMTS revenue are non-GAAP measures. Nortel’s management believes that this supplemental information is meaningful, given the sale of the UMTS Access business, by providing greater transparency to investors with respect to Nortel’s performance and by facilitating comparisons to Nortel’s historical performance. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP.
(c) The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
(d) Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Operating Margin percentage is a non-GAAP measure defined as Operating Margin divided by Revenue. Nortel’s management believes that Operating Margin is a meaningful measurement of operating performance and provides greater transparency to investors with respect to Nortel’s expected performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure also facilitates comparisons to Nortel’s historical performance and competitors’ operating results. No reconciliation of the projected non-GAAP measure is provided to the comparable projected GAAP measure because Nortel does not predict special items that might occur in the future, and Nortel’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures. Thus, such a reconciliation is not available without unreasonable efforts.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing, offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the 2007 and 2006 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee bonuses; and the effective execution of Nortel’s strategy, including the execution of Nortel’s supply chain strategy and the implementation of its Business Transformation initiatives in 2007. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest decrease in the growth rate of the gross domestic product of global economies which is lower than the growth rate in 2006; global service provider capital expenditures in 2007 reflecting mid to high single digit growth as compared to high single digit growth in 2006; global growth rate to remain stable with investments in next generation products and services to offset declines in purchases of legacy equipment; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: any negative impact on Nortel and NNL of such restatements; legal judgments, fines, penalties or settlements related to the ongoing criminal investigations of Nortel in the U.S. and Canada; the significant dilution of Nortel’s existing equity positions resulting from the approval of its class action settlement; any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement; any unsuccessful remediation of Nortel’s material weakness in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; or any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K and other securities filings with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss Third Quarter 2007 Results.
TIME:     8:30 AM — 9:30 AM ET on Tuesday, November 6, 2007
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-339-9435	www.nortel.com/q3earnings2007
International:	1-613-763-6814

Replay:
(Available one hour after the conference call)
North America:	1-800-406-7325	Passcode: 3978685#
International:	1-972-685-0465	Passcode: 3978685#
Webcast:	www.nortel.com/q3earnings2007

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Operations (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Nine months ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Revenues:
Products	$2,378	$2,246	$2,595	$6,793	$7,142
Services	327	316	331	957	954

	2,705	2,562	2,926	7,750	8,096

Cost of revenues
Products	1,384	1,337	1,614	4,024	4,445
Services	158	173	189	509	535

	1,542	1,510	1,803	4,533	4,980

Gross profit	1,163	1,052	1,123	3,217	3,116

Selling, general and administrative expense	613	595	585	1,812	1,809
Research and development expense	416	423	474	1,248	1,451

Operating Margin (a)	134	34	64	157	(144)

Amortization of intangibles	12	13	8	37	19
In-process research and development expense	—	—	—	—	16
Special charges	56	36	22	172	76
Gain on sale of businesses and assets	3	(10)	(15)	(8)	(42)
Shareholder litigation settlement recovery	—	—	38	(54)	(453)
Regulatory investigation expense	—	35	—	35	—

Operating earnings (loss)	63	(40)	11	(25)	240

Other income — net	163	122	58	361	178
Interest expense
Long-term debt	(102)	(91)	(85)	(278)	(188)
Other	(5)	(7)	(20)	(23)	(55)

Loss from operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	119	(16)	(36)	35	175
Income tax expense	(50)	(11)	(15)	(74)	(69)

	69	(27)	(51)	(39)	106
Minority interests — net of tax	(43)	(11)	(11)	(76)	(1)
Equity in net earnings (loss) of associated companies — net of tax	1	1	(1)	2	(6)

Net loss before cumulative effect of accounting change	27	(37)	(63)	(113)	99
Cumulative effect of accounting change — net of tax	—	—	—	—	9

Net earnings (loss)	$27	$(37)	$(63)	$(113)	$108

Average shares outstanding (millions) — Basic (b)	497	497	434	479	434
Average shares outstanding (millions) — Diluted (b)	500	497	434	479	435

Basic and diluted earnings (loss) per common share	$0.05	$(0.07)	$(0.14)	$(0.24)	$0.25

(a)	Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Nortel’s management believes that this measure is a meaningful measurement of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. This measure may not be synonymous to similar measurement terms used by other companies.

(b)	Reflects the consolidation of the outstanding Nortel common shares at a ratio of 1 consolidated share for 10 pre-consolidated shares effective December 1, 2006.

NORTEL NETWORKS CORPORATION
Condensed Consolidated Balance Sheets (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except for share amounts)

	September 30, 2007	June 30, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$3,128	$4,473	$3,492
Restricted cash and cash equivalents	64	47	639
Accounts receivable — net	2,538	2,393	2,785
Inventories — net	2,094	2,119	1,989
Deferred income taxes — net	472	432	276
Other current assets	598	534	742

Total current assets	8,894	9,998	9,923

Investments	200	196	204
Plant and equipment — net	1,533	1,511	1,530
Goodwill	2,537	2,535	2,529
Intangible assets — net	224	234	241
Deferred income taxes — net	3,982	3,916	3,863
Other assets	545	559	689

Total assets	$17,915	$18,949	$18,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,077	$1,025	$1,125
Payroll and benefit-related liabilities	563	547	640
Contractual liabilities	266	239	243
Restructuring liabilities	121	105	97
Other accrued liabilities	3,757	3,796	4,603
Long-term debt due within one year	697	22	18

Total current liabilities	6,481	5,734	6,726

Long-term debt	3,799	5,580	4,446
Deferred income taxes — net	16	53	97
Other liabilities	3,890	3,988	5,810

Total liabilities	14,186	15,355	17,079

Minority interests in subsidiary companies	822	788	779

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 437,328,768 as of September 30, 2007, 437,197,970 as of June 30, 2007 and 433,934,747 as of December 31, 2006	34,027	34,023	33,938
Additional paid-in capital	5,008	4,980	3,378
Accumulated deficit	(35,688)	(35,715)	(35,574)
Accumulated other comprehensive loss	(440)	(482)	(621)

Total shareholders’ equity	2,907	2,806	1,121

Total liabilities and shareholders’ equity	$17,915	$18,949	$18,979

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Cash Flows (unaudited)
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Nine months ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Cash flows from (used in) operating activities
Net earnings (loss)	$27	$(37)	$(63)	$(113)	$108
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	79	73	87	231	222
In-process research and development expense	—	—	—	—	16
Non-cash portion of shareholder litigation settlement expense (recovery)	—	—	38	(54)	(453)
Non-cash portion of special charges and related asset write downs	—	3	11	3	2
Equity in net (earnings) loss of associated companies	(1)	(1)	1	(2)	6
Share based compensation expense	31	30	30	86	83
Deferred income taxes	(11)	(2)	21	(8)	73
Cumulative effect of accounting change — net of tax	—	—	—	—	(9)
Pension and other accruals	64	44	84	200	269
Gain on sale or write down of investments, businesses and assets	3	(5)	(8)	(3)	(36)
Minority interests	43	11	11	76	1
Other — net	(119)	(86)	26	(187)	248
Change in operating assets and liabilities, excluding Global Class Action Settlement — net	(255)	(150)	(239)	(464)	(813)
Global Class Action Settlement — net	—	—	—	(585)	—

Net cash from (used in) operating activities	(139)	(120)	(1)	(820)	(283)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(31)	(53)	(83)	(140)	(260)
Proceeds on disposals of plant and equipment	5	70	36	89	125
Restricted cash and cash equivalents	(17)	(3)	21	575	(546)
Acquisitions of investments and businesses — net of cash acquired	(55)	(12)	(9)	(81)	(134)
Proceeds on sale of investments and businesses	(11)	21	88	(29)	199

Net cash from (used in) investing activities	(109)	23	53	414	(616)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(10)	(15)	(15)	(35)	(46)
Increase in notes payable	23	14	61	47	88
Decrease in notes payable	(25)	(15)	(63)	(52)	(75)
Increase in loan payable	—	—	—	—	1,300
Proceeds from issuance of long-term debt	—	—	2,000	1,150	2,000
Repayments of long-term debt	(1,125)	—	(1,300)	(1,125)	(2,725)
Debt issuance costs	—	(1)	(42)	(23)	(42)
Increase in capital leases payable	—	—	—	—	—
Decrease in capital leases payable	(7)	(6)	(3)	(18)	(12)
Issuance of common shares	1	2	—	10	1

Net cash from (used in) financing activities	(1,143)	(21)	638	(46)	489

Effect of foreign exchange rate changes on cash and cash equivalents	46	36	6	88	59

Net increase (decrease) in cash and cash equivalents	(1,345)	(82)	696	(364)	(351)
Cash and cash equivalents at beginning of period	4,473	4,555	1,904	3,492	2,951

Cash and cash equivalents at end of period	$3,128	$4,473	$2,600	$3,128	$2,600

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
The following tables reflect the completion of the Global Services resegmentation effected in the first quarter of 2007.
Segmented revenues
The following table summarizes revenue and Management EBT(a) by segment for:

	Three months ended			Nine months ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Revenues
Carrier Networks	$1,080	$1,058	$1,337	$3,147	$3,670
Enterprise Solutions	671	590	571	1,858	1,504
Global Services	540	494	541	1,482	1,592
Metro Ethernet Networks	360	363	416	1,096	1,142

Total reportable segments	2,651	2,505	2,865	7,583	7,908
Other	54	57	61	167	188

Total revenues	$2,705	$2,562	$2,926	$7,750	$8,096

Management EBT
Carrier Networks	145	173	107	454	246
Enterprise Solutions	16	3	(4)	21	(81)
Global Services	101	75	89	253	280
Metro Ethernet Networks	3	13	32	(1)	61

Total reportable segments	265	264	224	727	506
Other	(117)	(216)	(219)	(584)	(722)

Total Management EBT	148	48	5	143	(216)

Amortization of intangible assets	(12)	(13)	(8)	(37)	(19)
In-process research and development expense	—	—	—	—	(16)
Special charges	(56)	(36)	(22)	(172)	(76)
Gain (loss) on sales of businesses and assets	(3)	10	15	8	42
Shareholder litigation settlement (expense) recovery	—	—	(38)	54	453
Regulatory investigation expense	—	(35)	—	(35)	—
Income tax expense	(50)	(11)	(15)	(74)	(69)

Net earnings (loss) before cumulative effect of accounting change	$27	$(37)	$(63)	$(113)	$99

Geographic revenues
The following table summarizes Nortel’s geographic revenues based on the location of the customer for:

	Three months ended			Nine months ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Revenues

United States	$1,159	$1,171	$1,304	$3,546	$3,577
EMEA (b)	665	678	825	1,921	2,345
Canada	204	178	228	555	535
Asia	537	336	432	1,255	1,192
CALA (c)	140	199	137	473	447

Total revenues	$2,705	$2,562	$2,926	$7,750	$8,096

(b)	Europe, Middle East and Africa

(c)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes Nortel’s revenues by category of network solutions for each of the reportable segments for:

	Three months ended			Nine months ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Revenues

Carrier Networks
CDMA solutions	$592	$494	$645	$1,654	$1,580
GSM and UMTS solutions	341	402	477	1,014	1,472
Circuit and packet voice solutions	147	162	215	479	618

	1,080	1,058	1,337	3,147	3,670

Enterprise Solutions
Circuit and packet voice solutions	426	393	388	1,194	1,051
Data networking and security solutions	245	197	183	664	453

	671	590	571	1,858	1,504

Global Services	540	494	541	1,482	1,592

Metro Ethernet Networks
Optical networking solutions	305	285	309	853	799
Data networking and security solutions	55	78	107	243	343

	360	363	416	1,096	1,142

Other	54	57	61	167	188

Total revenues	$2,705	$2,562	$2,926	$7,750	$8,096

(a)	Management EBT is a non-GAAP measure defined as operating margin less interest expense, other income (expense) — net, minority interests — net of tax and equity in net earnings (loss) of associated companies — net of tax. Management believes that this measure is a meaningful measurement of operating performance and provides greater transparency to investors with respect to performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure may also facilitate comparisons to Nortel’s historical performance and Nortel’s competitors’ operating results. This non-GAAP measure should be considered in addition to, but not as a substitute for the information contained in Nortel’s financial statements prepared in accordance with GAAP. This measurement may not be synonymous to similar measurement terms used by other companies.